Exhibit 2.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT is made and entered into as of the 29th day of September, 2008 by and among LEARNING CURVE BRANDS, INC., a Delaware corporation ("LCB"), RC2 AUSTRALIA PTY. LTD., an entity organized under the laws of Australia ("RC2 Australia"), RACING CHAMPIONS INTERNATIONAL LIMITED, an entity organized under the laws of the United Kingdom ("RC2 UK"), LEARNING CURVE MEXICO, S. DE R.L. DE C.V., an entity organized under the laws of Mexico ("LC Mexico"), RC2 LIMITED, an entity organized under the laws of Hong Kong ("RCL") and RC2 (ASIA) LIMITED, an entity organized under the laws of Hong Kong ("RC2 Asia", together with LCB, RC2 Australia, RC2 UK, LC Mexico and RCL, the "Purchaser") and PUBLICATIONS INTERNATIONAL, LTD., an Illinois corporation ("PIL"), PIL, L.L.C., an Illinois limited liability company ("LLC"), JRS DISTRIBUTION CO., an Illinois corporation ("JRS"), PUBLICATIONS INTERNATIONAL LIMITED PARTNERSHIP, an entity organized under the laws of Australia ("PIL Australia"), PUBLICATIONS INTERNATIONAL, LTD. L.P., an entity organized under the laws of the United Kingdom ("PIL UK") and PUBLICATIONS INTERNATIONAL, LTD. S DE R.L. DE C.V., an entity organized under the laws of Mexico ("PIL Mexico" and together with PIL, LLC, JRS, PIL Australia and PIL UK, the "Seller").

RECITALS

A.   The Purchaser and Seller are parties to a certain Asset Purchase Agreement dated June 20, 2008, as amended (the "Purchase Agreement").

B.  The Purchaser and Seller desire and intend to terminate the Purchase Agreement in its entirety.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

AGREEMENTS

In consideration of the recitals, mutual agreements, and valuable consideration contained in the Purchase Agreement and herein, Purchaser and Seller hereby agree as follows:

1.  Purchase Agreement Termination.  Pursuant to Section 15(a) of the Purchase Agreement, the Purchase Agreement shall terminate and be of no further force and effect as of the date hereof and neither Purchaser nor Seller shall have any further obligation or liability under the Purchase Agreement; provided, however, that Purchaser agrees to reimburse PIL for its reasonable out-of-pocket expenses for certain audit and other out-of-pocket costs incurred by PIL at the request of Purchaser but not currently expected to exceed $300,000.

2.  Mutual Release.  Each party hereto, for itself and its affiliates, successors and assigns (the "Releasing Parties"), hereby releases and forever discharges the other parties hereto and each of their respective shareholders, directors, officers, employees, agents, attorneys at law and in fact, advisors, representatives, affiliates, successors and assigns (individually, a "Releasee" and collectively, the "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees arising from or in connection with the Purchase Agreement and the termination of the transactions contemplated thereby; provided, however, that nothing contained herein shall operate to release any obligations of the Purchaser under the Confidentiality Agreement.

3.Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the day and year first above written.

PURCHASER:	SELLER:
LEARNING CURVE BRANDS, INC. BY/s/Curt Stoelting Curt Stoelting, Chief Executive Officer	PUBLICATIONS INTERNATIONAL, LTD. BY/s/Louis Weber Louis Weber, Chief Executive Officer
RC2 AUSTRALIA PTY. LTD. BY/s/Curt Stoelting Curt Stoelting, Chief Executive Officer	PIL, L.L.C. BY/s/Louis Weber Louis Weber, Chief Executive Officer
RACING CHAMPIONS INTERNATIONAL LIMITED BY/s/Curt Stoelting Curt Stoelting, Chief Executive Officer	JRS DISTRIBUTION CO. BY/s/J. Robert Stanik J. Robert Stanik, Chief Executive Officer
LEARNING CURVE MEXICO, S. DE R.L. DE C.V. BY/s/Curt Stoelting Curt Stoelting, Chief Executive Officer	PUBLICATIONS INTERNATIONAL LTD., L.P. BY/s/Louis Weber Louis Weber, Chief Executive Officer
RC2 LIMITED BY/s/Curt Stoelting Curt Stoelting, Chief Executive Officer	PUBLICATIONS INTERNATIONAL LIMITED PARTNERSHIP BY/s/Louis Weber Louis Weber, Chief Executive Officer
RC2 (ASIA) LIMITED BY/s/Curt Stoelting Curt Stoelting, Chief Executive Officer	PUBLICATIONS INTERNATIONAL, LTD. S DE R.L. DE C.V. BY/s/Louis Weber Louis Weber, Chief Executive Officer